Exhibit 10.18

Kimber Lockhart

kimber@kimberlockhart.com

March 7, 2014

Dear Kimber,

I am pleased to offer you the position of Vice President, Engineering reporting to me. My colleagues and I are excited about the prospect of you joining. You will have significant positive impact as you build up the product technology capabilities that will innovate healthcare.

Your start date will be March 19, 2014 and you will receive an annualized salary of $245,000 through a semi-monthly pay schedule (less applicable withholdings).

In addition to your salary, we will be granting you an option to purchase 75,000 shares of common stock. This stock option must be approved by our Board of Directors, which will vote on this in the next meeting of the Compensation Committee of the Board, or its delegates. The options will vest over a four-year period with the first 25% vesting upon the first anniversary of your start date and the remainder vesting at 1/48th of the shares for each month thereafter.

Moreover, at six months past the anniversary of your start date we will review your total compensation and make any necessary increases based upon performance.

Furthermore, we will be offering you a benefits package that includes health, dental and vision coverage as well as a 401k plan, PTO and holidays. Please see the attached benefits summary for details.

For the purposes of clarity (in addition to federal and other employment laws), please note the important terms and conditions below.

To accept this offer, please sign and date this letter below and scan a copy to hr@onemedical.com or fax to 415.354.3430. This offer shall remain in effect for five business days.

As you know, One Medical is committed to hiring individuals like you who have the desire, creativity, and energy to develop great and innovative solutions for the people we serve, both internally and externally. We look forward to you joining our exceptional team!

Sincerely,

Dave Hodgson

I accept and agree to the above terms of employment as stated in this Offer Letter:

/s/ Kimber Lockhart	3/9/14
Signature	Date

Terms and Conditions

•	Please note that the official corporate entity for your employment is 1Life Healthcare, Inc (the company behind the One Medical brand)

•	In joining, you represent that the performance of your duties in the position will not violate the terms of any agreements you may have with others, including former employers.

•

Your employment is conditioned upon a reference and background check, proof of your ability to legally work within the United States on your first day of employment, as well as your execution of our Employee Confidential Information and Inventions Assignment Agreement.

•

Your failure to successfully comply with any of these conditions (including not answering questions honestly or completely in the employment application process) gives 1Life Healthcare the right to revoke this offer of employment or to terminate its employment relationship with you.

•	Your position, supervisor, duties, work location, compensation, and benefits may evolve or change (in discussion with your supervisor).

•	The employment relationship is at-will meaning it is voluntarily entered into by mutual consent of you and 1Life Healthcare and can be terminated by either you or 1Life Healthcare at any time.

•	This letter represents the complete terms of your employment with 1Life Healthcare.